EXHIBIT 4.16

THIRD SUPPLEMENTAL INDENTURE

Dated as of November 16, 2004

between

AVAYA INC.

and

THE BANK OF NEW YORK

as Trustee

Supplemental to Indenture

Dated as of October 31, 2001 and

 Second Supplemental Indenture dated March 28, 2002

11 1/8% Senior Secured Notes due 2009

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THIRD SUPPLEMENTAL INDENTURE, dated as of the 16th day of November, 2004, between AVAYA INC., a corporation duly organized and existing under the laws of the State of Delaware, having its principal executive office located at 211 Mount Airy Road, Basking Ridge, New Jersey 07920 (the “Company”), and THE BANK OF NEW YORK, a banking corporation duly organized and existing under the laws of the State of New York, having its Corporate Trust Office located at 101 Barclay Street, 7 East, New York, New York 10286, as Trustee (the “Trustee”).

R E C I T A L S

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of October 31, 2001 (the “Original Indenture”, as amended by the Second Supplemental Indenture, dated as of March 28, 2002 (the “Second Supplemental Indenture”), and as so amended the “Indenture”), pursuant to which the Company issued $640,000,000 aggregate principal amount of its 11 1/8% Senior Secured Notes due 2009 (said series hereinafter referred to as the “Notes”);

WHEREAS, the Company desires to amend certain provisions of the Indenture, as set out in Article I hereof;

WHEREAS, Section 9.02 of the Second Supplemental Indenture provides that the Company and the Trustee may, with certain exceptions, amend the Indenture or the Notes with the written consent of the Holders of at least a majority of the aggregate principal amount of the Notes at the time outstanding (the “Required Consents”);

WHEREAS, the Company has distributed an Offer to Purchase for Cash and Consent Solicitation, dated November 1, 2004 (the “Offer to Purchase”), and accompanying letter of transmittal and consent (the “Letter of Transmittal”) to the Holders of the Notes in connection with the Company’s tender offer with respect to the Notes (the “Tender Offer”);

WHEREAS, in connection with the Tender Offer, the Company is soliciting consents (the “Consent Solicitation” and, together with the Tender Offer, the “Offer”) for certain proposed amendments to the Indenture as described in the Offer to Purchase (the “Proposed Amendments”);

WHEREAS, the Company has received the Required Consents to adoption of the Proposed Amendments; and

WHEREAS, the execution and delivery of this Third Supplemental Indenture have been duly authorized by all necessary corporate action on the part of the Company and all conditions and requirements necessary to make this instrument a valid, binding and legal agreement have been duly performed and complied with.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the Holders of the Notes, as follows:

ARTICLE I

AMENDMENTS

SECTION 1.01.  Amendments to the Indenture and Notes.

(a)                                  Effective upon the date the Company notifies the Trustee and the depositary for the Notes, The Bank of New York (the “Depositary”), that the Notes tendered and not validly withdrawn pursuant to the Offer are accepted for purchase pursuant to the Offer to Purchase and Letter of Transmittal (the “Effective Date”), the following Sections and Articles of the Indenture, and any corresponding provisions in the Notes, are hereby deleted in their entirety and replaced with “Intentionally Omitted.”:

Existing Section/Article Number	Caption

Section 4.02	Limitation on Liens
Section 4.03	Limitation on Sale/Leaseback Transactions
Section 4.04	Amendment of Security Documents
Section 4.05	Reports to Holders
Section 4.06	Change of Control
Section 4.07	Limitation on Indebtedness
Section 4.08	Limitation on Restricted Payments
Section 4.09	Limitation on Restrictions on Distributions from Restricted Subsidiaries
Section 4.10	Limitation on Sales of Assets and Subsidiary Stock
Section 4.11	Limitation on Affiliate Transactions
Section 4.12	Limitation on Issuances of Guarantees by Restricted Subsidiaries
Section 4.13	Existence
Section 4.14	Maintenance of Properties
Section 4.15	Payment of Taxes and Other Claims
Section 4.16	Statement as to Compliance
Article 5	Successor Corporation

(b)                                 Effective upon the Effective Date, Article 6 of the Indenture, and any corresponding provisions in the Notes, are hereby amended as follows:

(i)                                     by deleting Clauses (4), (5), (6), (7), (8), (10) and (11) of Section 6.01 and replacing them with “Intentionally Omitted”;

(ii)                                  by inserting the word “or” at the end of Clause 6.01(2);

(iii)                               by deleting the phrase “or Section 4.06 or, to the extent that the Company is required to comply with sections 4.07 through 4.12, the Company fails to make or consummate an offer to purchase in accordance with the provisions described under Section 4.10; or”, in Clause 6.01(3);

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(iv)                              with respect to the paragraph following Clause 6.01(3):

(A)                              by deleting the proviso, “provided that if an Event of Default described in Clause (10) or (11) above occurs, the principal amount of all Notes then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.”; and

(B)                                by deleting the last sentence of that paragraph;

(v)                                 by deleting all references to the phrase “Change of Control Purchase Price or purchase price with respect to an Excess Proceeds Offer” from Sections 6.02, 6.03 and 6.04;

(vi)                              by inserting “or the” immediately before the first and third reference to “Redemption Price” in Section 6.03 and the first reference in Section 6.04;

(vii)                           by inserting “the” immediately before the second reference to “Redemption Price” in Section 6.03;

(viii)                        by deleting the word “or” appearing immediately before the phrase “interest on the Notes” in the introductory paragraph of Section 6.03 and replacing it with a comma; and

(ix)                                by deleting the word “or” appearing immediately before the phrase “interest on the Notes” in the last paragraph of Section 6.04 and replacing it with a comma.

(c)                                  Effective upon the Effective Date, the sections in Article IV of the Second Supplemental Indenture (entitled “Security”), and any corresponding provisions in the Notes, are deleted in their entirety and replaced with the following section:

“SECTION 4.01  Release of Collateral.  Each Holder of Notes, by its acceptance thereof, authorizes and directs the Trustee and the Collateral Trustee to amend the Security Documents as necessary in order to release the Noteholders’ security interest in the Collateral and terminate the Noteholders’ rights under the Security Agreement, the Collateral Trust Agreement and the Intercreditor Agreement.

(d)                                 Effective upon the Effective Date, any definitions used exclusively in the provisions of the Indenture or Notes that are deleted pursuant to Paragraphs (a), (b) and (c) of Section 1.1,  and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all references in the Indenture and the Notes to paragraphs, Sections, Articles or other terms or provisions of the Indenture referred to in Section 1.1(a), (b) and (c) above that have been otherwise deleted pursuant to this Third Supplemental Indenture are hereby deleted in their entirety.

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ARTICLE II

MISCELLANEOUS

The Trustee makes no undertaking or representations in respect of, and shall not be responsible in any manner whatsoever for and in respect of, the validity or sufficiency of this Third Supplemental Indenture or the proper authorization or the due execution hereof by the Company or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

Except as expressly amended hereby, the Indenture shall continue in full force and effect in accordance with the provisions thereof and the Indenture is in all respects hereby ratified and confirmed.  This Third Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Third Supplemental Indenture on behalf of the respective parties hereto as of the date first above written.

AVAYA INC.

By:	/s/ Peter Hong
	Name:	Peter Hong
	Title:	Vice President and Treasurer

THE BANK OF NEW YORK, as Trustee

By:	/s/ Robert A. Massimillo
	Name:	Robert A. Massimillo
	Title:	Vice President

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